UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ADTRAN, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2010 ANNUAL MEETING
AND
PROXY STATEMENT

April 5, 2010
Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of ADTRAN, Inc. to be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 5, 2010, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on ADTRAN’s operations during the past year and our plans for the future. Our directors and officers, as well as representatives from our independent registered public accounting firm, PricewaterhouseCoopers LLP, will be present to respond to appropriate questions from stockholders.
Please mark, date, sign and return your proxy card in the enclosed envelope, or vote by telephone or over the Internet as directed on the enclosed proxy card, at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.
For ease of voting, stockholders are encouraged to vote using the Internet. If you would like to reduce the costs incurred by ADTRAN, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically. To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Sincerely,

THOMAS R. STANTON Chairman of the Board

ADTRAN, INC.
901 EXPLORER BOULEVARD
HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2010
NOTICE HEREBY IS GIVEN that the 2010 Annual Meeting of Stockholders of ADTRAN, Inc. will be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 5, 2010, at 10:30 a.m., local time, for the purposes of considering and voting upon:
1.	A proposal to elect seven directors to serve until the 2011 Annual Meeting of Stockholders;
2.	A proposal to adopt the 2010 Directors Stock Plan;
3.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN, Inc. for the fiscal year ending December 31, 2010; and
4.	Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.
Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 11, 2010 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

James E. Matthews
Senior Vice President — Finance,
Chief Financial Officer, Treasurer,
Secretary and Director
Huntsville, Alabama
April 5, 2010
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 5, 2010:
This Notice, the Proxy Statement and the 2009 Annual Report to Stockholders of ADTRAN, Inc. are
available at www.proxyvote.com.
PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD.

ADTRAN, INC.
901 EXPLORER BOULEVARD
HUNTSVILLE, ALABAMA 35806

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2010
We are providing this Proxy Statement to the stockholders of ADTRAN, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2010 Annual Meeting of Stockholders and at any adjournments of that meeting. The Annual Meeting will be held at ADTRAN’s headquarters, 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 5, 2010, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor. When used in this Proxy Statement, the terms “we,” “us,” “our” and “ADTRAN” refer to ADTRAN, Inc.
The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 5, 2010.
This Proxy Statement, the attached Notice of Annual Meeting and our 2009 Annual Report to Stockholders are available at www.proxyvote.com.
VOTING
General
The securities that can be voted at the Annual Meeting consist of our common stock, $0.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 11, 2010. On the record date, 61,858,261 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.
Quorum and Vote Required
The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.
In voting with regard to Proposal 1, the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.
In voting with regard to Proposal 2, the adoption of the 2010 Directors Stock Plan, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposals at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for each proposal and, therefore, will have the same legal effect as voting against the proposal.
In voting with regard to Proposal 3, the ratification of the appointment of the independent registered public accounting firm, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 3 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposals at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for each proposal and, therefore, will have the same legal effect as voting against the proposal.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 3 is discretionary. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast in determining the outcome of any proposal. We believe Proposal 1 and Proposal 2 are non-discretionary.
As of March 11, 2010, the record date for the Annual Meeting, our directors and executive officers beneficially owned or controlled approximately 1,530,170 shares of our common stock, constituting approximately 2.5% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.
Proxies
You should specify your choices with regard to each of the proposals (1) by telephone as directed on the enclosed proxy card, (2) over the Internet as directed on the enclosed proxy card, or (3) on the enclosed proxy card by signing, dating and returning it in the accompanying postage paid envelope. All properly executed proxy cards delivered by stockholders to ADTRAN in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the adoption of the 2010 Directors Stock Plan, and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment.
Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:
•	giving written notice to James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery);
•	executing and delivering to Mr. Matthews a proxy card bearing a later date;
•	voting again prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting, as directed on the enclosed proxy card; or
•	voting in person at the Annual Meeting.
Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as employed by the beneficial owner’s brokerage firm.
In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We hired Georgeson Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $9,000 plus reasonable out-of-pocket expenses. We will pay all expenses incurred in connection with the solicitation of proxies. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. We will also reimburse such brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 11, 2010, by (1) each of our directors and our director emeritus, (2) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

	Common Stock Beneficially Owned (1)
Name and	Number	Percent
Relationship to Company	of Shares	of Class

Thomas R. Stanton Chairman of the Board, Chief Executive Officer and Director	521,597	*
James E. Matthews Senior Vice President — Finance, Chief Financial Officer, Treasurer, Secretary and Director	157,750	*
Kevin W. Schneider Chief Technology Officer	182,348	*
Robert A. Fredrickson Vice President — Carrier Networks Sales	87,626	*
P. Steven Locke Vice President — Service Provider Sales	46,125	*
Raymond R. Schansman Senior Vice President and General Manager, Enterprise Networks	110,466	*
James L. North Director Emeritus	111,000	*
Roy J. Nichols Director	91,084	*
William L. Marks Director	60,000	*
H. Fenwick Huss Director	60,000	*
Balan Nair Director	21,000	*
Ross K. Ireland Director	15,000	*
All directors, director emeritus and executive officers as a group (14 persons)	1,530,170	2.5%

*	Represents less than one percent of the outstanding shares of our common stock.

(1)	Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 11, 2010 as follows: Mr. Stanton — 485,250 shares; Mr. Matthews — 157,750 shares; Mr. Schneider — 164,750; Mr. Fredrickson — 77,625 shares; Mr. Locke - 46,125 shares; Mr. Schansman — 108,166 shares; Mr. North — 40,000 shares; Mr. Nichols — 60,000 shares; Mr. Marks — 60,000 shares; Dr. Huss — 60,000 shares; Mr. Nair — 20,000 shares; Mr. Ireland — 15,000 shares; and all directors and executive officers as a group — 1,360,668 shares. Pursuant to SEC regulations, all shares not currently outstanding that are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

(2)	The shares shown include: as to Mr. Fredrickson, 2,000 shares held by his daughter; as to Mr. Nichols, 11,663 shares held in a trust and 11,421 shares held by his wife; and as to all directors and executive officers as a group, 13,421 shares owned by spouses and other immediate family members and 11,663 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of ADTRAN, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class

Royce & Associates, LLC	7,384,323	(1)	11.8%
1414 Avenue of the Americas New York, New York 10019
FMR, LLC	6,329,880	(2)	10.1%
82 Devonshire Street Boston, Massachusetts 02109
Grantor Retained Annuity Trusts for the benefit of	5,337,111	(3)	8.5%
Linda J. Smith c/o Smith Asset Management Co. 200 Clinton Avenue, Suite 805 Huntsville, Alabama 35801
BlackRock, Inc.	4,808,017	(4)	7.7%
40 East 52nd Street New York, New York 10022

(1)	The amount shown and the following information is derived from Amendment No. 4 to the Schedule 13G filed by Royce & Associates, LLC, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, Royce & Associates, LLC, a registered investment adviser, is the beneficial owner of and has sole voting and dispositive power over the shares.

(2)	The amount shown and the following information is derived from Amendment No. 5 to the Schedule 13G filed by FMR LLC (“FMR”), reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, FMR has sole dispositive power over 6,329,880 shares and sole voting power over 117,500. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 6,212,380 of the shares; Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 12,500 of the shares; Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is the beneficial owner of 3,600 of the shares. FIL Limited, Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 101,400 shares. The Schedule 13G also indicates that each of Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, has the sole power to dispose of the 6,212,380 shares owned by the funds. Each of Mr. Johnson and FMR through its control of PGALLC has sole voting power over 12,500 shares and sole dispositive power over the 12,500 shares beneficially owned by PGALLC. Each of Mr. Johnson and FMR through its control of Pyramis Global Advisors Trust Company has sole voting power over 0 shares and sole dispositive power over the 3,600 shares beneficially owned by Pyramis Global Advisors Trust Company. Partnerships controlled predominantly by members of the family of Mr. Johnson, Chairman of FMR and FIL Limited, or trusts for their benefit, own shares of FIL Limited voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL Limited voting stock. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(3)	The amount shown and the following information is derived from Amendment No. 3 to the Schedule 13G filed by Linda Jones Smith, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, Ms. Smith is the beneficial owner of 3,163,082 shares, over which she holds sole voting and dispositive power. The remaining 2,174,029 shares are held by four grantor retained annuity trusts, as follows: LJS GRAT October 2008 — 978,874 shares; LJS GRAT July 2009-1 — 500,000 shares; LJS GRAT October 2009-1 — 300,000 shares; and LJS GRAT November 2009-1 — 300,000 shares (collectively, the “Trust Shares”). The Schedule 13G indicates that Ms. Smith holds shared dispositive power over the Trust Shares. Mark Clay Smith is the trustee of the trusts and holds sole voting and shared dispositive power over the Trust Shares. This number also includes 95,155 shares held directly by Mark Clay Smith over which he holds sole voting and dispositive power.

(4)	The amount shown and the following information is derived from the Schedule 13G filed by BlackRock, Inc., reporting beneficial ownership as of December 31, 2009. The Schedule 13G indicates BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC on December 31, 2009, and, as a result, substantially all of the Barclays Global Investors entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. BlackRock, Inc. reported beneficial ownership of all of the shares and had sole voting power and sole dispositive power as to all of the shares.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees
The Board of Directors currently consists of seven members. In addition, James L. North, who was a Board member until his resignation in December 2002, currently serves as a director emeritus of ADTRAN. All members of the Board of Directors were elected at the 2009 Annual Meeting.
The Board of Directors has nominated Thomas R. Stanton, H. Fenwick Huss, Ross K. Ireland, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols for election as directors at the 2010 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2011 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers.
Each of the nominees has consented to serve his term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.
Our products and our success in our markets depend on our ability to stay abreast of and respond to developments in communications and information technologies. We have also grown profitably; in order to protect and enhance our growth and profitability it is important for us to understand the financial environments which impact us and the risks in those environments as well as the tools of corporate finance available to us to navigate and manage those risks. We also have a significant number of employees and numerous locations. In selecting directors we are concerned to have a diverse group of directors so that our board has an effective mix of technical, financial, operating and management experience in our directors. We have a long-standing policy of keeping our board relatively small. We also believe that our Board should be comprised predominantly of independent directors from diverse backgrounds external to the company but should nevertheless include the insight and judgment of our senior management; five of our seven directors are not employees.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect Thomas R. Stanton, H. Fenwick Huss, Ross K. Ireland, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols as directors for a one year term expiring at the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.
Information Regarding Nominees for Director
Set forth below is certain information as of January 31, 2010 regarding the seven nominees for director, including their ages and principal occupations.
THOMAS R. STANTON has served as our Chief Executive Officer and a director since September 2005, and as our Chairman of the Board since April 2007. Prior to becoming our Chief Executive Officer, Mr. Stanton served as our Senior Vice President and General Manager — Carrier Networks from 2001 to September 2005, Vice President and General Manager — Carrier Networks from 1999 to 2001, and Vice President — Carrier Networks Marketing from 1995 to 1999. Before joining ADTRAN, Mr. Stanton served as Vice President — Marketing & Engineering for Transcrypt International, Inc. in 1995. He also served as Director, Marketing and then Senior Director, Marketing, for the E.F. Johnson Company from 1993 until joining Transcrypt in 1995. Mr. Stanton currently serves as a member of the board of directors of the Federal Reserve Bank of Atlanta and the Telecommunications Industry Association. Mr. Stanton has been selected as a nominee for director because he is our Chief Executive Officer and has extensive knowledge of all facets of our company and extensive experience in all aspects of our industry. Mr. Stanton is 45.
H. FENWICK HUSS has served as Dean of the J. Mack Robinson College of Business at Georgia State University since July 2004. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998. He has been a member of the School of Accountancy faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989, and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne. Dr. Huss has been a member of our Board of Directors since October 2002. Mr. Huss has been selected as a nominee for director because he brings the point of view of academia and in particular the information and new concepts that develop in the business school environment, because he has extensive experience and knowledge of financial accounting and corporate finance and because he has management experience in the academic environment. Dr. Huss is 59.

ROSS K. IRELAND retired as Senior Executive Vice President of Services and Chief Technology Officer of SBC Communications Inc., a telecommunications services provider, in 2004. He assumed these positions in 1997 when Pacific Telesis Group merged with SBC Communications Inc. He served Pacific Telesis Group in various capacities from 1966 to 1997, including as Vice President and Chief Technology Officer from 1990 to 1997. Mr. Ireland was a member of the Board of Directors of the Alliance for Telecommunications Industry Solutions, or ATIS, a not-for-profit corporation that provides telecom industry standards and industry operating practices, from 1990 through 2004, and served as the Chairman of the Board of ATIS from 2000 through 2004. Mr. Ireland was also a member of the board of directors of Matisse Networks from 2007 to 2009. Mr. Ireland currently serves on the board of directors of NeuStar, Inc. and ASSIA, Inc. and the advisory board of Accenture Consulting and Quantenna Communications, Inc. Mr. Ireland has been a member of our Board of Directors since May 2008. Mr. Ireland has been selected as a nominee for director because his prior experience provides him thorough understanding of the technology and other issues that influence our industry and our markets and because he has extensive experience in management and in particular the management of technical personnel. Mr. Ireland is 62.
WILLIAM L. MARKS served as Chairman of the Board and Chief Executive Officer of Whitney Holding Corp., the holding company for Whitney National Bank of New Orleans, from 1990 to his retirement in March 2008, and served in various executive and management capacities with AmSouth Bank, N.A. from 1984 to 1990. Mr. Marks currently serves as a director of CLECO Corporation and CLECO Power, LLC. Mr. Marks has served as a director of ADTRAN since 1993. Mr. Marks has been selected as a nominee for director because of his career in finance and financial services, because of his expertise in banking and corporate finance and because of his extensive experience as an executive and senior manager in the course of his career. Mr. Marks is 66.
JAMES E. MATTHEWS has served as our Senior Vice President — Finance, Chief Financial Officer and Treasurer since 2001 and as our Secretary and as a member of our Board since February 2007. Before joining ADTRAN, Mr. Matthews was the Chief Financial Officer of Home Wireless Networks, Inc. from 1999 to 2001. From 1998 to 1999, he served as Chief Executive Officer of Miltope Group, Inc. and as Vice President Finance and Chief Financial Officer of Miltope Group, Inc. from 1995 to 1998. From 1992 to 1995, Mr. Matthews served as Controller of Hughes Training, Inc. Mr. Matthews currently serves as a member of the board of directors of Digium, Inc. Mr. Matthews has been selected as a nominee for director because he is our Chief Financial Officer, because he has extensive knowledge of financial accounting, corporate finance and all financial facets of our company and because he has management experience prior to joining ADTRAN. Mr. Matthews is 53.
BALAN NAIR is currently Senior Vice President and Chief Technology Officer of Liberty Global, Inc. Mr. Nair served as Chief Technology Officer at AOL, LLC from December 2006 to June 2007. He joined AOL in 2006 as Chief Information Officer and was promoted to Chief Technology Officer in December of 2006. Prior to AOL, Mr. Nair served as Chief Information Officer at Qwest Communications. He was also the Chief Technology Officer at Qwest from 2004 through 2006. Mr. Nair also served as Vice President of Network and Technologies of Qwest between 2000 and 2004, Director of Operations from 1999 through 2000, and Director of Technology Selection and Labs from 1997 through 1999. Prior to 1997, Mr. Nair held Director and Manager positions in Systems Planning, Technology Modeling and Development at Qwest. Mr. Nair currently serves on the Board of Austar United Communications, a leading satellite pay television operator in Australia. Mr. Nair has been selected as a nominee for director because he has extensive experience with the technologies that influence our industry and our markets and because he has management experience, particularly managing technical personnel. Mr. Nair is 43.
ROY J. NICHOLS served as Chairman of the Board of Torch Concepts, Inc., a software development company specializing in business intelligence applications, from September 2000 to December 2005. He served as Vice Chairman of the Board, President and Chief Executive Officer of Nichols Research Corporation, a defense and information systems company, where he worked from 1976 until its merger with Computer Sciences Corporation in November 1999. Mr. Nichols currently serves as a director of Applied Genomics, Inc. and the Hudson Alpha Institute of Biotechnology. Mr. Nichols has served as a director of ADTRAN since 1994, and has served as our lead director since October 2006. Mr. Nichols has been selected as a nominee for director because he has extensive familiarity with information technologies, because he has extensive knowledge of and history with our company and because he has extensive executive and managerial experience in technology companies. Mr. Nichols is 71.
Information Regarding Director Emeritus
Set forth below is certain information as of January 31, 2010 regarding our director emeritus, including his age and principal occupation.
JAMES L. NORTH is an attorney with James L. North & Associates in Birmingham, Alabama and has been counsel to ADTRAN since its incorporation in November 1985. Mr. North has been a practicing attorney since 1965. Mr. North currently serves as a director emeritus and served as a director of ADTRAN from 1993 to December 2002. Mr. North has been asked to remain as a director emeritus because of the legal and other professional skills he brings to the Board and because he has been an advisor to or director of the company since its organization in 1986. Mr. North is 73.

CORPORATE GOVERNANCE
Board Structure - Independent Directors
The Nominating and Corporate Governance Committee and the Board of Directors have determined that Messrs. Ireland, Marks, Nair and Nichols and Dr. Huss do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The incumbent independent directors also constitute all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Prior to each regularly scheduled Audit Committee meeting, these directors convene and hold a separate executive session as the independent directors of the Board. Mr. Nichols, our independent lead director, presides over these meetings, coordinates the activities of the independent directors and serves as liaison between the independent directors and our Chief Executive Officer and senior management. We believe this structure facilitates the development of a productive relationship with our Chief Executive Officer and ensures effective communication between our Chief Executive Officer and the independent directors.
Mr. Stanton is both our Chief Executive Officer and our Chairman; his predecessor, Mark Smith, one of our founders, also held both of these positions and we believe that having our Chief Executive Officer also holding the position of Chairman is important in underscoring his authority to our customers, our vendors and our employees and in our markets generally. We believe that this structure enhances our day to day operating effectiveness and does not undercut the benefits available to the Board of having separated these functions because we have established a lead director whose role is extensive and who in relationship to the other directors performs many of the functions that might otherwise be performed by a board chairman.
Meetings of the Board of Directors and its Committees
The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2009, the Board of Directors held seven meetings, the Audit Committee held twelve meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held two meetings. No director attended less than 75% of the aggregate of meetings of the Board of Directors and of the committees of which he is a member. Six of the incumbent directors and director emeritus James North, attended the 2009 Annual Meeting of Stockholders on May 6, 2009.
Audit Committee
The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to: (1) the financial reports and other financial information provided by us to the public or any governmental body; (2) our compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting and legal compliance that have been established by management and the Board; (4) the qualifications and independence of our independent registered public accounting firm; (5) the performance of our internal audit function and the independent registered public accounting firm; and (6) our auditing, accounting and financial reporting processes generally. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. In connection with its responsibilities, the Board has delegated to the Audit Committee the authority to select and hire our independent registered public accounting firm and determine their fees and retention terms. The Audit Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Audit Committee is composed of H. Fenwick Huss, Ross K. Ireland, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Dr. Huss is the Chair of the Audit Committee. The Board has determined that Dr. Huss is an audit committee financial expert.
Compensation Committee
The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and assisting the Board in discharging its responsibilities regarding the compensation of our other executive officers. In addition, the Compensation Committee is responsible for administering our 2006 Employee Stock Incentive Plan, our Management Incentive Bonus Plan, our 2005 Directors Stock Option Plan (and will administer the 2010 Directors Stock Plan when approved by the stockholders) and our Deferred Compensation Plan. The Compensation Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Compensation Committee is composed of H. Fenwick Huss, Ross K. Ireland, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Marks is the Chair of the Compensation Committee.

Compensation Committee Process
Under our Compensation Committee’s charter, the Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. Generally, the Compensation Committee reviews and approves all compensation, including base salary, annual incentive awards and equity awards, for the Chief Executive Officer and our other officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans, and approves equity grants. The Committee has authority to review and approve annual performance goals and objectives for our Chief Executive Officer, to evaluate his performance and to set his compensation based on the evaluation. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation within 90 days of the beginning of each fiscal year. The Committee oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee also advises the Board on trends in compensation programs for non-employee directors. The Compensation Committee has the authority to delegate its duties to subcommittees, but to date has not done so. In accordance with Delaware law, in November 2008 the Compensation Committee also delegated to the Chief Executive Officer the authority to approve individual incentive stock option awards to employees of ADTRAN who are not officers, subject to a maximum aggregate limit of 735,500 stock options, and pre-approved terms and conditions.
At the beginning of each calendar year, our Compensation Committee reviews the Management Incentive Bonus Plan results from the prior year and approves any payouts thereunder, establishes the performance goals for the current year, approves any increases in executive salaries or other compensation, recommends plan changes, if any, for submission to our stockholders at the annual meeting, and approves the Compensation Committee’s report for our proxy statement. Mid-year the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity awards and/or compensation for newly hired or promoted executives. Our Compensation Committee generally meets in the fourth quarter of each calendar year to determine and approve annual equity awards.
Our Compensation Committee generally receives proposals and information from our Chief Executive Officer for its consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. In doing so, he consults with our Chief Financial Officer.
Our Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants. In 2008, the Board of Directors, the Compensation Committee and senior management undertook a review of our compensation policies and practices, including the levels of the various types of compensation that we use for senior managers. Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs. In connection with the 2008 review, however, at the request of the Compensation Committee we retained the compensation consulting firm of Towers Perrin to provide compensation information and analysis with respect to the telecom industry and to our peer companies within the industry. The information provided by Towers Perrin was considered by the Compensation Committee, along with other industry surveys and databases, in connection with the equity awards made in November 2008. In 2009, the Compensation Committee and senior management undertook a review of director compensation and retained the compensation consulting firm of Towers Perrin to provide compensation information analysis with respect to the telecom industry and to our peer companies within the industry and recommendations with respect to possible changes in compensation for directors. The information provided by Towers Perrin was considered by the Compensation Committee, along with other industry surveys and databases, in connection with the equity awards made in November 2009.
Compensation Committee Interlocks and Insider Participation
None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying and attracting highly qualified individuals to serve as directors of ADTRAN, selecting director nominees and recommending them to the Board for election at annual meetings of stockholders. The Nominating and Corporate Governance Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Nominating and Corporate Governance Committee is composed of H. Fenwick Huss, Ross K. Ireland, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Nair is the Chair of the Nominating and Corporate Governance Committee.
Consideration of Director Nominees
The Nominating and Corporate Governance Committee seeks to create a Board that as a whole is strong in its collective knowledge of, and has a diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and ADTRAN at that time given the then current mix of director attributes.

In accordance with NASDAQ listing standards, we ensure that at least a majority of our Board is independent under the NASDAQ definition of independence, and that the members of the Board as a group maintain the requisite qualifications under NASDAQ listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees. The Board has adopted Corporate Governance Principles that set forth the principles that guide us and the Board on matters of corporate governance. The Corporate Governance Principles are posted on our website at www.adtran.com.
As provided in its charter, the Nominating and Corporate Governance Committee will consider nominations submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee, care of James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:
•	the name and address of the candidate;
•	a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and
•	the candidate’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.
To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2011 Annual Meeting, stockholder recommendations for director must be received by us no later than November 23, 2010. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.
All of the current nominees for director recommended by the Board for election by the stockholders at the 2010 Annual Meeting are current members of the Board. In evaluating candidates for director, the Committee uses the qualifications described above, and evaluates stockholder candidates in the same manner as candidates from all other sources. Based on the Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and his prior performance as a director, the Committee determined to recommend each incumbent director for re-election. The Committee has not received any nominations from stockholders for the 2010 Annual Meeting.
Communications with the Board of Directors
The Board has established a process for stockholders to communicate with members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Business Conduct and Ethics or other matters that you wish to communicate to ADTRAN’s Audit Committee or Board of Directors, you can reach the ADTRAN Board of Directors through our Corporate Governance Hotline by email at hotline@adtran.com, by mail at ADTRAN, Inc. Hotline, P.O. Box 5765, Huntsville, Alabama 35814, or by calling the hotline at 1-888-723-8726 (1-888-7ADTRAN). Information about the Corporate Governance Hotline can be found on our website at www.adtran.com under the links “Investor Relations — Corporate Governance — Corporate Governance Hotline.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview and Philosophy
The goals of our executive compensation program are to:
•	provide competitive compensation that will help attract, retain and reward qualified executives, with a focus on talent from within the telecommunications industry;
•	align management’s interests with our success by making a portion of the executive’s compensation dependent upon corporate performance; and
•	align management’s interests with the interests of stockholders by including long-term equity incentives.
To achieve these goals, we focus on several key points in the design of our executive compensation program. First, retention is a very important consideration in our compensation programs, and internal promotion and retention of key executive talent has been a significant feature of our company. We believe that retention involves two interrelated components - establishment of a working environment that provides intangible benefits to our executives and encourages longevity and overall compensation that is generally competitive within our industry and among companies of comparable size and complexity. Augmenting compensation with a desirable working environment enables us to maintain an overall compensation program that generally provides overall compensation to our executive officers, that is roughly average when compared to companies with which we compete for talent, but still remains competitive with those companies.
In 2008, the Board of Directors, the Compensation Committee and senior management undertook a review of our compensation policies and practices, including the levels of the various types of compensation that we use for senior managers. Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs. In connection with the 2008 review, however, at the request of the Compensation Committee we retained the compensation consulting firm of Towers Perrin to provide compensation information and analysis with respect to the telecom industry and to our peer companies within the industry. The review also included information collected by senior management and the Committee from industry and other sources, surveys and databases, including publicly available compensation information of other companies, both those with which we compete and those within our geographic labor market, to gauge the competitiveness of our compensation programs. As a result of the 2008 review of executive compensation, the Compensation Committee determined that our compensation levels for some senior managers were not competitive within the telecom industry or among our peers. The Committee determined further that these compensation levels should be increased toward a more competitive level in multiple steps over a reasonable time period. The Board concurred.
As discussed last year, the equity compensation awards made by the Company for senior managers at the end of 2008 reflected these decisions. The compensation decisions made in 2009 for senior managers continue the theme and represent another step toward attaining more competitive levels of compensation.
In 2009, the Compensation Committee and senior management undertook a review of director compensation and retained the compensation consulting firm of Towers Perrin to provide compensation information analysis with respect to the telecom industry and to our peer companies within the industry and recommendations with respect to possible changes in compensation for directors. As a result of this review, the Compensation Committee determined that compensation levels for non-employee directors were not competitive within the industry or among our peers and that the Board should consider increasing this compensation in years after 2009. As a result of this review, at its January 19, 2010 meeting, the Committee recommended to the Board a stock plan for non-employee directors (and non-employee directors emeritus serving as advisers) in the form of an amended and restated version of the 2005 Director Stock Option Plan, to be known as the 2010 Directors Stock Plan. The shareholders’ approval of the 2010 Directors Stock Plan will cause the term of that plan to be extended for 10 years. This means that awards may be granted under the 2010 Directors Stock Plan until January 19, 2020.
The 2010 Directors Stock Plan provides for a change in the annual equity grants to directors from a fixed number of shares (5,000 shares of common stock) to grants with a fixed value of not more than 50% of total remuneration (a defined term under the modified plan), or such lesser amount as the Board may determine but in no event in excess of $120,000 per director. The plan provides for a change in the initial equity grants from a fixed number of shares (10,000 shares of common stock) to grants with a fixed value to 50% of the value of the annual grant (detailed above) that was granted in the calendar year prior to the calendar year in which the new director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant awarded to non-employee Directors in the year of a new Director’s election.

The 2010 Directors Stock Plan also provides for an increase in authorized shares from 400,000 to 500,000. In connection with the restatement of the 2005 Director Stock Option Plan to the 2010 Directors Stock Plan, we amended our other equity incentive plan for employees, the 2006 Employee Stock Incentive Plan, to reduce the number of shares authorized for all awards other than options from 5,000,000 to 3,000,000. The Board adopted this recommendation, subject to stockholder approval. The principal features of this plan are described hereafter at “Proposal 2 — Approval of the ADTRAN, Inc. 2010 Directors Stock Plan.”
The Board and the Compensation Committee expect to continue this pattern and award any increases in the various types of compensation for executive directors that we use in that number of steps, and over that period of time, which the Compensation Committee and the Board determine is appropriate under the circumstances in each case. In 2009, the Company revised its bonus program for executives and adopted a group of management incentive bonus programs designed to encourage and reward growth in net income, and in various categories of revenue.
The Compensation Committee also seeks to establish and maintain a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:
•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;
•	our past financial performance and future expectations;
•	the performance and experience of each individual;
•	past salary levels of each individual and of the officers as a group;
•	our need for someone in a particular position; and
•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer, in consultation with our Chief Financial Officer.
The Compensation Committee does not assign relative weights or rankings to these factors. Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below.
Our Chief Executive Officer works closely with the Compensation Committee to maintain an open dialogue regarding the Compensation Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Compensation Committee regularly on results and compensation issues. Our Chief Executive Officer also provides the Compensation Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself. In part because the Chief Executive Officer works closely with the Compensation Committee throughout the year, the Compensation Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.
Components of Executive Compensation
Our executive compensation program consists of base salary, commissions for sales executives, an annual incentive bonus program, and long-term equity incentives in the form of stock options and performance-based restricted stock units. Executive officers also are eligible to participate in a nonqualified deferred compensation program (and the Board has approved the inclusion of directors in this program beginning in 2010) and in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan. The Compensation Committee of our Board of Directors oversees our executive compensation program.
Base Salary and Commissions. Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers as well as commission structures for our sales executives, based on recommendations made by our Chief Executive Officer, in consultation with our Chief Financial Officer. Consistent with our compensation objectives and philosophy described above, the Compensation Committee attempts to set base salary compensation, and adjust it when warranted, based on company financial performance, the individual’s position and responsibility within our company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of ADTRAN with comparable qualifications, experience and responsibilities. The Committee also generally takes into account its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent. In 2008, the Committee engaged Towers Perrin to support that effort. In 2009, however, the Committee did not use a compensation consultant with respect to executive compensation, but did use statistics and information provided from Towers Perrin, with respect to executive compensation.

For our sales executives, commissions are an important element of cash compensation, because they tie the executive’s pay directly to his success in his area of responsibility. Our sales executives generally receive half of their cash compensation (not including annual incentive bonus payments, if any) in salary and half in commissions, which is consistent with our historical practice and our understanding of the standard practice in the market for these executives. The Committee also reviews historical salary and commission information for each of the executive officers as part of its analysis in setting base salaries and commission structures. The Committee uses this information to review historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers.
In January, 2010, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee approved salary increases for each of the named executive officers ranging from 3% to 10% and corresponding increases in the commission rates for Messrs. Fredrickson and Locke. This increase reflected the standard increase in base salary throughout our company in 2009, which was approximately 4%, with adjustments within each functional area based upon an individual’s relative performance and position within his or her area. The base salary increases for 2009 were as follows:

Named Executive Officer	2008 Base Salary	2009 Base Salary

Thomas R. Stanton	$448,850	$471,290
James E. Matthews	$265,630	$281,570
Raymond R. Schansman	$229,300	$243,060
Robert A. Fredrickson	$223,890	$232,850
P. Steven Locke	$221,240	$230,090
Annual Incentive Compensation. We provide our executives the opportunity to earn annual bonuses under our Management Incentive Bonus Plan, which is designed to motivate and reward executives for their contribution to ADTRAN’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers could receive each year is paid through this program, and thus is dependent upon our corporate performance. Bonus amounts available for 2009 were determined by a formula based on designated performance measures for total company net income, total company revenue, total international revenue, total carrier network revenue and for total enterprise network revenue, as described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We use these performance measures for our annual incentive awards because we consider them as the most appropriate drivers of stockholder value. All performance measures required a growth rate of at least 2.5% in that measure over the prior year’s performance for officers to receive any bonus. The Committee does not have the discretion under the Management Incentive Bonus Plan to grant a bonus absent attainment of the minimum performance measures. The Committee has the discretion to decrease a bonus payout under the plan even if performance measures are met, but does not have any discretion to increase a bonus payout above the amount determined pursuant to the established bonus formula.
For 2009, we did not achieve the minimum level for any performance measure and our executive officers did not receive any bonuses.
Long-Term Incentive Awards. We compensate our executive officers in part with annual grants of stock option awards under our 2006 Employee Stock Incentive Plan, which is described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We grant stock options every year because these awards are consistent with our compensation goals of aligning executives’ interests with that of our stockholders in the long term, and because these awards are a standard form of compensation among the companies with which we compete for executive talent. The Compensation Committee believes that stock option awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders, because executives’ compensation under these awards is directly linked to our stock price. These awards give executive officers a significant, long-term interest in ADTRAN’s success. In addition, they can provide beneficial tax treatment that executives value due to the fact that we have typically granted incentive stock options to our executives to the maximum extent permitted under the tax laws. Moreover, the vesting component of our stock option awards provides a valuable retention tool, and retention is a significant consideration in making these awards.

As discussed above under “Overview and Philosophy,” in 2008 the Compensation Committee, based on discussions with the Chief Executive Officer and after considering information received from Towers Perrin and other industry surveys and databases, determined to add an additional equity component in the form of performance-based restricted stock units, referred to as “performance shares,” for the Chief Executive Officer and the Senior Vice Presidents. The Committee chose this form of award to further implement our executive compensation goals of better aligning the interests of these executives, who can most directly impact our overall financial performance, with the interests of our stockholders and of our Company by making the awards dependent on corporate performance, and allocated a portion of the long-term incentive awards for these executive officers accordingly. The number of performance shares earned by the executive officers is based on our relative total shareholder return, or “TSR,” against a peer group over a three-year performance period. For 2009, the Compensation Committee selected the following peer group companies:

Arris Group Inc.	Extreme Networks Inc.	Powerwave Technologies Inc.
Avocent Corp.	Harmonic Inc.	Sycamore Networks Inc.
Ciena Corp.	Harris Stratex Networks Inc.	Symmetricon Inc.
Comtech Telecommunications Corp.	Plantronics Inc.	Tekelec Inc.
EMS Technologies Inc.	Polycom Inc.	Westell Technologies
Zhone Technologies Inc.
The Committee chose these companies and confirmed their continued inclusion in the peer group with Towers Perrin based on the fact that they are companies with similar businesses and operations to ADTRAN, as well as having annual revenues in a range of approximately one-half to two times the revenue of ADTRAN.
As discussed in more detail below in the narrative following the Grants of Plan-Based Awards table, depending on our relative TSR over the performance period, the executive officers may earn from 0% of the number of target performance shares if the relative TSR performance is not at least equal to the 20th percentile of the peer group, to 150% of the number of target performance shares if relative TSR performance equals or exceeds the 80th percentile of the peer group. Shares earned are distributed at the end of the three-year performance period. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are vested, earned and distributed in the same manner as the performance shares.
Our long-term equity incentive awards are timed to occur in the latter part of each year, to coincide with an open trading window under our insider trading policy. In November 2009, the Compensation Committee approved stock options awards to our executive officers that vest over a four year period, with 25% vesting on each anniversary of the grant date. In addition, the Committee approved performance share awards to the Chief Executive Officer and the Senior Vice Presidents, as discussed above. The total awards to the named executive officers in 2009 were as follows, and are described in the narrative below the Grants of Plan-Based Awards table:

Named Executive Officer	2009 Stock Option Award	2009 Performance Share Award
Thomas R. Stanton	79,000	14,200
James E. Matthews	23,000	4,000
Raymond R. Schansman	21,000	3,100
Robert A. Fredrickson	15,000	—
P. Steven Locke	11,500	—
In determining the amount of these incentive equity awards, the Compensation Committee began by deciding on an overall pool amount for the company, taking into account the estimated expense to us of the awards and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from company-wide option awards and performance shares, which, based on our review of industry data as discussed above, we believe is at the low end of the expense levels incurred by our competitors. The Committee established a pool of up to 933,426 stock options and 26,100 performance shares for the 2009 annual grant, as compared to a pool of up to 935,000 stock options and 26,100 performance shares for the 2008 annual grant. The Committee allocated the pool of options and performance shares among the different functions throughout the company, based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The Compensation Committee then set each executive’s individual award from the amount allocated to the function in which he serves, based on the recommendation of our Chief Executive Officer with input from our Chief Financial Officer. In determining the amount of the options awards and performance shares for the named executive officers, the Committee considered the conclusions of its 2009 compensation review described above. The Committee determined to set Mr. Locke’s and Mr. Fredrickson’s option awards at levels consistent with prior years.

Other Compensation. We maintain general broad-based employee benefit plans in which our executives participate, such as a health insurance plan and a 401(k) plan. These benefits are provided as part of the basic conditions of employment for all of our employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. We also maintain a nonqualified deferred compensation plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives (and, beginning on April 1, 2010, directors) to voluntarily defer a portion of their income (and, beginning in 2010, performance shares) and save money for retirement on a tax-deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a valuable benefit to executives (and, beginning in 2010, directors) at virtually no cost to us.
As described in more detail under “Potential Payments Upon Termination or Change of Control” below, we provide limited benefits to participants upon a change of control or upon termination of employment for specified reasons (provided, in some cases, that termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code) including the named executive officers, in our equity incentive plans and our Management Incentive Bonus Plan. All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives. We provide the limited change of control benefits to encourage our executives to seek out and pursue business transactions that could be beneficial to ADTRAN and its stockholders.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits ADTRAN’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2006 Employee Stock Incentive Plan and Management Incentive Bonus Plan were designed to meet the requirements so that awards and annual incentive bonuses under those plans will be performance-based compensation for Section 162(m) purposes. However, in the past, our executives’ compensation has not been high enough to make Section 162(m) a critical issue for ADTRAN. Therefore, deductibility under Section 162(m) is only one consideration in determining executive compensation, and the Compensation Committee may approve compensation that is not deductible in order to compensate executive officers in a manner consistent with performance and our need for executive talent.
Risk Assessment
We have evaluated our compensation program and each element of the program to ensure that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on ADTRAN. The Compensation Committee has attempted to create a compensation system that values current goals along with long-term growth. While the use of annual cash incentive opportunities creates the potential for short term risk taking, we believe the risk is more than offset by the fact that an annual cash incentive is only one of three elements of our overall compensation program; and the Compensation Committee has the ability to utilize discretion to reduce the amount of annual cash incentive awards if an executive officer takes unnecessary risks.
We believe the two other elements of our total compensation program — base salaries and long term equity awards — are either risk neutral or help lower risk. The Compensation Committee determines the annual base salaries based on numerous factors, as discussed above. These factors lend themselves to an overall evaluation that emphasizes improvement of ADTRAN and its operations rather than taking risks for short term gain. Our equity incentive awards vest or are earned over several years, so while the potential compensation an executive can receive through equity incentive awards is tied directly to appreciation of our stock price or other performance metrics, taking excessive risk for a short term gain is incompatible with an executive officer maximizing the value of equity incentive awards over the long term.

Compensation Committee Report
The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William L. Marks, Chairman
H. Fenwick Huss
Ross K. Ireland
Balan Nair
Roy J. Nichols

Summary Compensation Table
The following table sets forth, for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 the total compensation earned by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009 (collectively referred to as the “named executive officers”).

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($) (1)	($)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	Total ($)
Thomas R. Stanton	2009	$471,290	—	$378,430	$638,586	—	—	$9,800	$1,498,106
Chief Executive Officer	2008	$448,850	—	$242,110	$384,983	$62,839	$7,293	$9,200	$1,155,275
	2007	$431,600	—	—	$589,704	—	—	$6,750	$1,028,054
James E. Matthews	2009	$281,570	—	$106,600	$185,917	—	—	$9,800	$583,887
Senior Vice President — Finance, Chief	2008	$265,630	—	$68,200	$112,084	$37,188	$2,055	$9,200	$494,357
Financial Officer, Treasurer and Secretary	2007	$255,413	—	—	$235,882	—	—	$6,750	$498,045
Robert A. Fredrickson	2009	$434,941	—	—	$121,250	—	—	$9,800	$565,991
Vice President —	2008	$451,238	—	—	$73,098	$15,672	—	$9,200	$549,208
Carrier Networks Sales	2007	$409,728	—	—	$169,540	—	—	$6,750	$586,018
P. Steven Locke	2009	$328,829	—	—	$92,959	—	—	$9,800	$431,588
Vice President —	2008	$306,649	—	—	$56,042	$15,487	—	$9,200	$387,378
Service Provider Sales	2007	$286,539	—	—	$113,027	—	—	$6,750	$406,316
Raymond R. Schansman	2009	$243,060	—	$82,615	$169,751	—	—	$9,800	$505,226
Senior Vice President	2008	$229,300	—	$52,885	$102,337	$32,102	$1,592	$9,158	$427,374
and General Manager,	2007	$220,480	—	—	$235,882	—	—	$6,614	$462,976
Enterprise Networks

(1)	Includes amounts deferred at the election of the executive officers pursuant to our Section 401(k) retirement plan and our non-qualified deferred compensation plan. The 2009 amounts for Messrs. Fredrickson and Locke also include $202,091 and $98,739, respectively, earned as commissions on sales. The 2008 amounts for Messrs. Fredrickson and Locke also include $227,348 and $85,409, respectively, earned as commissions on sales. The 2007 amounts for Messrs. Fredrickson and Locke also include $194,458 and $73,809, respectively, earned as commissions on sales.

(2)	Represents the aggregate grant date fair value of stock awards made during 2009 and 2008 computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 2 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures. The maximum values of the awards, assuming the highest level of performance conditions is probable, are: for Mr. Stanton $499,644 and $325,767 for the 2009 and 2008 awards, respectively; for Mr. Matthews $140,745 and $91,765 for the 2009 and 2008 awards, respectively; and for Mr. Schansman $109,077 and $71,118 for 2009 and 2008, respectively.

(3)	Represents the aggregate grant date fair value of option awards made during 2009, 2008 and 2007 computed in accordance with the Stock Compensation Topic of the FASB ASC. Fair value was calculated using the Black-Scholes options pricing model. For a description of the assumptions used to determine these amounts, see Note 2 in each of the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, 2008 and 2007, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.

(4)	No amounts were earned for 2009 or 2007 pursuant to the Management Incentive Bonus Plan.

(5)	Represents dividend credits on stock awards which accrue upon vesting and are paid in cash upon receipt of the award shares.

(6)	Consists of ADTRAN’s contributions to the executive officers’ Section 401(k) retirement plan accounts. In 2007, the 401(k) plan required us to contribute an amount equal to 3% of each employee’s annual compensation to the plan each year. In 2008 and 2009, the 401(k) plan required us to match 100% of an employee’s contributions to the plan (up to the first 3% of such employee’s annual compensation) and 50% of an employee’s contributions to the plan (up to the next 2% of such employee’s annual compensation). Compensation that may be considered in calculating the contribution amount for each employee is limited to $225,000 for 2007, $230,000 for 2008 and $245,000 for 2009.

Grants of Plan-Based Awards in 2009

									All Other	All Other
									Stock	Option
			Estimated Possible Payouts			Estimated Future			Awards:	Awards:
			Under Non-Equity Incentive			Payouts Under Equity			Number of	Number of	Exercise or	Grant Date
			Plan Awards (2)			Incentive Plan Awards			Shares of	Securities	Base Price	Fair Value of
			Thresh-		Maxi-	Thresh-		Maxi-	Stock or	Underlying	of Option	Stock and
			old	Target	mum	old	Target	mum	Units	Options	Awards	Option
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
Thomas R. Stanton	11/07/2009	(1)								79,000	$23.46	$638,586	(4)
	11/07/2009	(3)				3,550	14,200	21,300				$378,430	(5)
James E. Matthews	11/07/2009	(1)								23,000	$23.46	$185,917	(4)
	11/07/2009	(3)				1,000	4,000	6,000				$106,600	(5)
Robert A. Fredrickson	11/07/2009	(1)								15,000	$23.46	$121,250	(4)
P. Steven Locke	11/07/2009	(1)								11,500	$23.46	$92,959	(4)
Raymond R. Schansman	11/07/2009	(1)								21,000	$23.46	$169,751	(4)
	11/07/2009	(3)				775	3,100	4,650				$82,615	(5)

(1)	Grants of stock options under our 2006 Employee Stock Incentive Plan.

(2)	As reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, no annual incentive bonus awards for 2009 were earned by the named executive officers under our Management Incentive Bonus Plan, as described under “Annual Incentive Awards” below and no payouts will occur under this plan for 2009.

(3)	Grants of performance shares under our 2006 Employee Stock Incentive Plan.

(4)	Represents the grant date fair value of option awards made in 2009. For a description of the assumptions used to determine these amounts, see Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(5)	Represents the grant date fair value of performance shares granted in 2009 at the probable outcome against performance targets. For a description of the assumptions used to determine these amounts, see Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
Annual Incentive Awards
We provide our named executive officers with the opportunity to earn annual bonuses under our Management Incentive Bonus Plan. Under the bonus plan, within 90 days of the beginning of each year, our Compensation Committee establishes corporate goals to determine the eligibility for, and amount of, any annual incentive compensation for our executives. The Compensation Committee also determines the eligible individuals to receive awards and establishes the terms and conditions of all awards under the bonus plan.
In January 2009, our Compensation Committee established a group of management incentive bonus programs under the Management Incentive Bonus Plan to determine 2009 bonuses and designated each executive as a participant in a particular program. Each program was designed to encourage growth in company net income and company revenue, including international revenue, carrier networks revenue and enterprise networks revenue. Bonus was available under each program only if both of certain minimum net income and revenue thresholds were achieved. If the minimum thresholds were achieved, bonuses were available in three categories: net income, revenue and international revenue. Bonuses were scaled depending upon the amount of growth the company experienced in excess of the minimum threshold in any category. In order to measure the value of each possible bonus, the programs assigned to each participating executive a number identified as the target bonus. Bonuses available in each category were expressed as percentages of target bonus and ranged from a small percentage if the required threshold was reached through the possibility of as much as 200% of the target bonus. In no event could any executive receive more than 200% of target bonus in any combination of bonuses for all categories. In determining the target bonus for each executive the Compensation Committee considered, among other things, the executive’s responsibilities and opportunity to influence the outcomes in the several categories under which bonuses could be earned as well as the executive’s prior contributions to company performance.
Under the program in which Messrs. Stanton and Matthews participated, they could earn bonus only if each of total company net income and total company revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, they could earn bonus for growth in any one of total company net income, total company revenue or total company international revenue (if total company international revenue grew by at least 5.0%). The maximum amount (200% of target bonus) was available if total company net income grew by 13%, if total company revenue grew by 80%, or if total international revenue grew by 160%. At the minimum thresholds Mr. Stanton could earn $184,219 for total company net income growth and $30,703 for each of total company revenue growth and total international revenue growth. At the minimum thresholds Mr. Matthews could earn $45,000 for total company net income growth and $7,500 for each of total company revenue growth and total international revenue growth.

Under the program in which Mr. Schansman participated, he could earn bonus only if each of total company net income and total enterprise networks revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, he could earn bonus for growth in any one of total company net income, total enterprise networks revenue or total company international revenue (if total company international revenue grew by at least 5.0%). The maximum amount (200% of target bonus) was available if total company net income grew by 20%, if total enterprise networks revenue grew by 40%, or if total international revenue grew by 80%. At the minimum thresholds Mr. Schansman could earn $26,250 for total company net income growth and $13,125 for each of total enterprise networks revenue growth and total international revenue growth.
Under the program in which Messrs. Fredrickson and Locke participated, they could earn bonus only if total company net income grew by at least 2.5% over the prior year. If this threshold growth measure was achieved, they could earn bonus for growth in total company net income. The maximum amount (200% of target bonus) was available if total company net income grew by 10%. At the minimum threshold Mr. Fredrickson could earn $14,553 for total company net income growth. At the minimum threshold Mr. Locke could earn $14,381 for total company net income growth.
Because none of the thresholds were attained, no bonuses were earned for 2009.
Equity Compensation
We granted stock options and performance-based restricted stock units, or “performance shares,” during 2009 to our named executive officers under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan. The Stock Incentive Plan permits awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Our Compensation Committee administers the Stock Incentive Plan, determines who will receive awards and establishes the terms and conditions of all awards. In connection with the restatement of the 2005 Directors Stock Option Plan and the Board’s reduction in the total number of shares authorized under equity compensation plans, shares available for grant under all plans for awards other than options will decrease from 4,947,800 shares to 3,297,800 shares.
The per share exercise price of the options we granted to our named executive officers during 2009 was equal to the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Stock Incentive Plan as the closing price of our common stock on the business day immediately before the date of grant. The option price may be paid in cash, in shares of our common stock, by broker-assisted cashless exercise (if permitted by applicable laws and regulations), or by any other method permitted by the Committee.
The options we granted in 2009 to our named executive officers will become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date. The options become immediately vested and exercisable upon the executive’s death or disability, and upon a change of control. The options may be exercised for one year after termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason other than for cause, in which case the options immediately terminate. In addition, the Compensation Committee, in its discretion, may accelerate the vesting at any time. The provisions regarding acceleration of the options are described in more detail in the section on the Stock Incentive Plan below under the heading entitled “Potential Payments Upon Termination or Change of Control.”

The number of performance shares earned by the executive officers under the 2009 grant is based on our relative total shareholder return, or “TSR,” against a peer group over a three-year performance period. The peer group is set forth above in “Compensation Discussion and Analysis - Components of Executive Compensation — Long-Term Incentive Awards.” Depending on our relative TSR over the performance period, the executive officers may earn shares of common stock on a sliding scale from 0% to 150% of the performance shares granted depending on our relative TSR performance against the peer group, as shown below:

ADTRAN’s TSR	Granted Performance
Performance Relative to its	Shares Earned
Peer Group (expressed in a	(expressed as a
percentile)	percentage)
Less than 20th Percentile	0%
20th Percentile	25%
25th Percentile	38%
30th Percentile	50%
35th Percentile	63%
40th Percentile	75%
45th Percentile	88%
50th Percentile	100%
55th Percentile	108%
60th Percentile	117%
65th Percentile	125%
70th Percentile	133%
75th Percentile	142%
80th or more Percentile	150%
Shares earned are distributed at the end of the three-year performance period. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are vested, earned and distributed in the same manner as the performance shares. Beginning in 2010, recipients may choose to defer shares under the Deferred Compensation Plan instead of receiving the shares at the time they are entitled to distribution of the shares.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2009.

	Option Awards							Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive
					Equity					Awards:		Plan Awards:
					Incentive Plan			Number	Market	Number of		Market or
					Awards:			of Shares	Value of	Unearned		Payout Value
	Number of		Number of		Number of			or Units	Shares or	Shares,		of Unearned
	Securities		Securities		Securities			of Stock	Units of	Units or		Shares, Units
	Underlying		Underlying		Underlying			That	Stock	Other		or Other
	Unexercised		Unexercised		Unexercised	Option		Have	That	Rights That		Rights That
	Options		Options		Unearned	Exercise	Option	Not	Have Not	Have Not		Have Not
	(#)		(#)		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)	($)	(#) (12)		($) (13)
Thomas R. Stanton	45,000	(1)	—		—	$8.70	7/12/2010	—	—	—		—
	120,000	(2)	—		—	$12.75	7/23/2011	—	—	—		—
	108,000	(3)	—		—	$10.50	10/16/2012	—	—	—		—
	35,000	(4)	—		—	$32.27	11/25/2013	—	—	—		—
	40,000	(5)	—		—	$22.17	10/18/2014	—	—	—		—
	50,000	(6)	—		—	$30.04	10/17/2015	—	—	—		—
	37,500	(7)	12,500	(7)	—	$22.53	11/3/2016	—	—	—		—
	30,000	(8)	30,000	(8)	—	$23.02	11/5/2017	—	—	—		—
	19,750	(10)	59,250	(10)	—	$15.29	11/6/2018	—	—	—		—
	—		79,000	(11)	—	$23.46	11/7/2019	—	—	—		—
	—		—		—	—	—	—	—	21,300	(14)	$480,315	(16)
	—		—		—	—	—	—	—	3,550	(15)	$80,053	(17)

James E. Matthews	50,000	(9)	—		—	$14.36	1/10/2012	—	—	—		—
	30,000	(3)	—		—	$10.50	10/16/2012	—	—	—		—
	15,000	(4)	—		—	$32.27	11/25/2013	—	—	—		—
	15,000	(5)	—		—	$22.17	10/18/2014	—	—	—		—
	15,000	(6)	—		—	$30.04	10/17/2015	—	—	—		—
	15,000	(7)	5,000	(7)	—	$22.53	11/3/2016	—	—	—		—
	12,000	(8)	12,000	(8)	—	$23.02	11/5/2017	—	—	—		—
	5,750	(10)	17,250	(10)	—	$15.29	11/6/2018	—	—	—		—
	—		23,000	(11)	—	$23.46	11/7/2019	—	—	—		—
	—		—		—	—	—	—	—	6,000	(14)	135,300	(16)
	—		—		—	—	—	—	—	1,000	(15)	22,550	(17)

Robert A. Fredrickson	18,000	(4)	—		—	$32.27	11/25/2013	—	—	—		—
	18,000	(5)	—		—	$22.17	10/18/2014	—	—	—		—
	18,000	(6)	—		—	$30.04	10/17/2015	—	—	—		—
	11,250	(7)	3,750	(7)	—	$22.53	11/3/2016	—	—	—		—
	8,625	(8)	8,625	(8)	—	$23.02	11/5/2017	—	—	—		—
	3,750	(10)	11,250	(10)	—	$15.29	11/6/2018	—	—	—		—
	—		15,000	(11)	—	$23.46	11/7/2019	—	—	—		—

P. Steven Locke	10,000	(4)	—		—	$32.27	11/25/2013	—	—	—		—
	10,000	(5)	—		—	$22.17	10/18/2014	—	—	—		—
	10,000	(6)	—		—	$30.04	10/17/2015	—	—	—		—
	7,500	(7)	2,500	(7)	—	$22.53	11/3/2016	—	—	—		—
	5,750	(8)	5,750	(8)	—	$23.02	11/5/2017	—	—	—		—
	2,875	(10)	8,625	(10)	—	$15.29	11/6/2018	—	—	—		—
	—		11,500	(11)	—	$23.46	11/7/2019	—	—	—		—

Raymond R. Schansman	30,000	(2)	—		—	$12.75	7/23/2011	—	—	—		—
	7,916	(3)	—		—	$10.50	10/16/2012	—	—	—		—
	12,000	(4)	—		—	$32.27	11/25/2013	—	—	—		—
	13,000	(5)	—		—	$22.17	10/18/2014	—	—	—		—
	13,000	(6)	—		—	$30.04	10/17/2015	—	—	—		—
	15,000	(7)	5,000	(7)	—	$22.53	11/3/2016	—	—	—		—
	12,000	(8)	12,000	(8)	—	$23.02	11/5/2017	—	—	—		—
	5,250	(10)	15,750	(10)	—	$15.29	11/6/2018	—	—	—		—
	—		21,000	(11)	—	$23.46	11/7/2019	—	—	—		—
	—		—		—	—	—	—	—	4,650	(14)	$104,858	(16)
	—		—		—	—	—	—	—	775	(15)	$17,476	(17)

(1)	The options vested 25% on each of the first four anniversaries of 7/12/2000, the date of grant.

(2)	The options vested 25% on each of the first four anniversaries of 7/23/2001, the date of grant.

(3)	The options vested 25% on each of the first four anniversaries of 10/16/2002, the date of grant.

(4)	The options vested 25% on each of the first four anniversaries of 11/25/2003, the date of grant.

(5)	The options vested 25% on each of the first four anniversaries of 10/18/2004, the date of grant.

(6)	The options vest 25% on each of the first four anniversaries of 10/17/2005, the date of grant.

(7)	The options vest 25% on each of the first four anniversaries of 11/3/2006, the date of grant.

(8)	The options vest 25% on each of the first four anniversaries of 11/5/2007, the date of grant.

(9)	The options vested 25% on each of the first four anniversaries of 1/10/2002, the date of grant.

(10)	The options vest 25% on each of the first four anniversaries of 11/6/2008, the date of grant.

(11)	The options vest 25% on each of the first four anniversaries of 11/07/2009, the date of grant.

(12)	The amounts in this column equal the threshold number of performance shares granted under the 2006 Employee Stock Incentive Plan. The performance shares are earned based on our relative TSR over a three-year performance period. Therefore, the amounts indicated are not necessarily indicative of the amounts that may actually be earned by the individual executives.

(13)	These amounts are based on the closing price of a share for our common stock on the last trading day of the fiscal year in the date of grant (2008 or 2009).

(14)	These amounts reflect the number of performance shares granted on November 6, 2008.

(15)	These amounts reflect the number of performance shares granted on November 7, 2009.

(16)	These amounts reflect the closing price of $22.55 per share on December 31, 2009 and are measured at the maximum performance level.

(17)	These amounts reflect the closing price of $22.55 per share on December 31, 2009 and are measured at the threshold performance level.
Option Exercises in 2009
The following table sets forth information regarding all exercises of stock options by the named executive officers during the 2009 fiscal year.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)
Thomas R. Stanton	100,000	$296,850
James E. Matthews	—	—
Robert A. Fredrickson	136,000	$902,064
P. Steven Locke	—	—
Raymond R. Schansman	20,000	$47,790

Nonqualified Deferred Compensation in 2009
The following table sets forth information regarding the deferred compensation arrangements in which our named executive officers participated in 2009.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions	Earnings in Last	Withdrawals/	at Last
	Last FY	in Last FY	FY	Distributions	FYE
Name	($) (1)	($)	($)	($)	($) (2)
Thomas R. Stanton	$121,923	—	$256,267	—	$1,287,581
James E. Matthews	$58,235	—	$165,341	—	$698,382
Robert A. Fredrickson	$60,279	—	$72,963	—	$719,801
P. Steven Locke	$35,739	—	$27,751	—	$187,277
Raymond R. Schansman	—	—	—	—	—

(1)	This amount is included in the “Salary” column of the Summary Compensation Table for 2009 for Messrs. Stanton, Matthews, Fredrickson and Locke.

(2)	Includes amounts previously included in the “Salary” column of the Summary Compensation Table for 2008 and 2007 for certain of the named executive officers, as follows: Mr. Stanton - $111,881 and $107,581, respectively; Mr. Matthews — $52,969 and $45,830, respectively; Mr. Fredrickson — $55,807 and $53,697, respectively; and Mr. Locke — $33,088 and $21,195, respectively.
We maintain the ADTRAN Inc. Deferred Compensation Plan. This plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers (and, beginning on April 1, 2010, directors) who have been duly appointed or elected by our Board of Directors. The deferred compensation plan allows participants to defer a portion of their salaries and all or a portion of their annual bonuses (and, beginning in 2010, performance shares), and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to help us pay for the benefits under this plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed or begin to be distributed on the 1st day of the month following the six month anniversary of the participant’s separation from service. Benefits will be paid in a single lump sum cash payment; provided that a participant may, in some cases, elect to receive a portion of his or her benefit in installments paid over 3 or 10 years.
Potential Payments Upon Termination or Change of Control
This section describes the limited benefits that would be provided to our named executive officers under our executive compensation plans upon a change of control of ADTRAN or following termination of employment (provided, in some cases further described below, the termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). We also provide a table below showing the potential benefits payable to each of our named executive officers upon a change of control of ADTRAN or following termination of employment as of December 31, 2009.
Management Incentive Bonus Plan
Under the ADTRAN, Inc. Management Incentive Bonus Plan, in the event of a change of control of ADTRAN, each executive will receive an immediate lump sum cash payment of the then-current annual incentive bonus, but only if the performance measures set by the Compensation Committee for the relevant fiscal year have been attained as of the date of the change of control. The amount of the performance award would be consistent with the minimum, target or maximum level of performance measures actually achieved as of the change of control. If there had been a change of control of ADTRAN on December 31, 2009, our executive officers would not have received a payment under this provision, because the minimum performance thresholds required under the 2009 performance measures had not been attained.
Under the bonus plan, a change of control would occur if:
(1)	any person or group acquires more than 50% of the total fair market value or total voting power of our stock;
(2)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of 35% or more of the total voting power of our stock;
(3)	a majority of our Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board; or
(4)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) at least 40% of the total gross fair market value of all of our assets.

Deferred Compensation Plan
Under the ADTRAN Inc. Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code). The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above in the Nonqualified Deferred Compensation table and its accompanying narrative. Benefits are not payable from the plan until the 1st day of the month following the six month anniversary of the participant’s separation from service.
2006 Employee Stock Incentive Plan
Under our 2006 Employee Stock Incentive Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate. Options may be exercised for one year upon termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason other than for cause. Under the award agreements, with respect to the performance shares granted under our 2006 Employee Stock Incentive Plan, a portion of the performance shares become immediately vested and earned in the event of death, disability, or upon a change of control. The number of such vested performance shares equals 25% of the total performance shares granted multiplied by a fraction, the numerator of which equals the number of days elapsed from the date of grant to the date of the applicable acceleration event and the denominator of which equals the days in the performance period.
Under the 2006 Employee Stock Incentive Plan, change of control is defined as:
(1)	the acquisition of beneficial ownership of 50% or more of either our outstanding shares of common stock or the combined voting power of our securities, except for any acquisition directly from us, any acquisition by us or our affiliates, or any acquisition by any of our employee benefit plans;
(2)	during any 12-month period, a majority of the Board is no longer comprised of individuals who, as of the beginning of that period, constituted our Board and individuals whose nomination for election was approved by the Board;
(3)	a reorganization, merger or consolidation, where substantially all of the owners, respectively, of our outstanding shares of common stock or the combined voting power of our securities immediately before the transaction beneficially own less than 50% of, respectively, the common stock and the combined voting power of the securities of the resulting corporation, in substantially the same proportions as their ownership immediately prior to the transaction; or
(4) the sale or other disposition of all or substantially all of our assets.
An executive is considered retired under the 2006 Employee Stock Incentive Plan if he terminates employment after age 65. Disability is defined as eligibility to receive long-term disability benefits or, if we do not have a long-term disability plan, an executive’s inability to engage in the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration. Cause means the executive’s willful and continued failure to perform his duties within 15 days after receipt of written demand for such performance; unlawful or willful misconduct which is economically injurious to us or our affiliates; conviction of, or a plea of guilty or nolo contendere to, a felony charge (other than a traffic violation); habitual drug or alcohol abuse that impairs the executive’s ability to perform his duties; embezzlement or fraud; competition with our business; or the executive’s breach of his employment contract, if any. Currently, none of our executives have employment contracts.
1996 Employees Incentive Stock Option Plan
Under our 1996 Employees Incentive Stock Option Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate, unless the executive is terminated for cause after a change of control, in which case the options may be exercised for three months after termination. Options may be exercised for one year upon termination due to the executive’s disability or the executive’s death while an employee, or for three months after termination for any reason other than for cause (or the option’s expiration date, if earlier).
Disability under the 1996 plan is defined as total and permanent disability as determined by our Compensation Committee in its sole discretion. Change of control is defined as: (1) the acquisition by a person, group or entity of a sufficient number of shares of our common stock, or securities convertible into our common stock, to hold more than 50% of our common stock; or (2) any sale or other disposition of all or substantially all of our assets. Cause under the 1996 plan means acts by an executive that cause us liability or loss involving: personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), improper use or disclosure of our confidential information or trade secrets, the breach of any contract with ADTRAN, the unlawful trading in securities based on information gained through the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations.

The following table sets forth the potential benefits payable to our named executive officers pursuant to the arrangements described above, assuming termination of employment or a change of control had occurred on December 31, 2009.

	Thomas R.	James E.	Robert A.	P. Steven	Raymond R.
Benefit/Plan/Program	Stanton	Matthews	Fredrickson	Locke	Schansman
Stock Options (1)	$270,750	$125,335	$81,750	$118,993	$114,445
Performance Shares (2)	$3,946	$1,105	—	—	$857
Management Incentive Bonus Plan (3)	—	—	—	—	—
Deferred Compensation Plan (4)	$1,287,581	$698,382	$719,801	$187,277	—

Total value upon a change of control (5)	$274,696	$126,440	$81,750	$118,993	$115,302

Total value upon termination of employment due to death or disability (6)	$1,562,277	$824,822	$801,551	$306,270	$115,302

Total value upon termination of employment for any other reason (7)	$1,287,581	$698,382	$719,801	$187,277	—

(1)	Amounts represent the potential value of unvested stock options held by the named executive officers under the 2006 Stock Incentive Plan and the 1996 Incentive Stock Option Plan that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2009, based on a price of $22.55 per share, the closing price of our common stock on December 31, 2009.

(2)	Amounts represent the potential value of unvested performance shares that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2009, based on a price of $22.55 per share, the closing price of our common stock on December 31, 2009.

(3)	Represents the amount of the annual incentive bonus that would have been payable to each participant upon a change of control on December 31, 2009.

(4)	Represents the amount payable under the Deferred Compensation Plan upon a termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code), including a termination by reason of death or disability, to each participant on December 31, 2009. These amounts equal the account balance of each participant as of December 31, 2009.

(5)	Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; and (3) amounts payable under the Management Incentive Bonus Plan, in each case as of December 31, 2009.

(6)	Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; and (3) amounts payable under the Deferred Compensation Plan, in each case as of December 31, 2009.

(7)	Represents amounts payable to each participant under the Deferred Compensation Plan upon termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code) on December 31, 2009.

DIRECTOR COMPENSATION
The table below sets forth information regarding compensation paid to our non-employee directors in 2009.

					Change in
				Non-Equity	Pension Value
				Incentive	and
	Fees Earned			Plan	Nonqualified	All Other
	or Paid in	Stock	Option	Compen-	Deferred	Compen-
	Cash	Awards	Awards	sation	Compensation	sation	Total
Name	($)	($)	($) (1)(2)	($)	Earnings	($)	($)
H. Fenwick Huss	$53,185	—	$39,255	—	—	—	$92,440

Ross K. Ireland	$50,736	—	$39,255	—	—	—	$89,991

William L. Marks	$54,956	—	$39,255	—	—	—	$94,211

Balan Nair	$49,185	—	$39,255	—	—	—	$88,440

Roy J. Nichols	$60,638	—	$39,255	—	—	—	$99,893

James L. North	$34,500	—	$39,255	—	—	—	$73,755

(1)	The amounts in this column represent the aggregate grant date fair value of option awards made during 2009 computed in accordance with the Stock Compensation Topic of the FASB ASC. Fair value was calculated using the Black-Scholes options pricing model. For a description of the assumptions used to determine the fair value of options recorded as expense in 2009 and the grant date fair value of options granted in 2009, see Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, except that, as required by SEC regulations, the amounts included herein do not reflect any assumed forfeitures.

(2)	The aggregate number of option awards outstanding for each of the non-employee directors at December 31, 2009 was as follows:

Name	Options
H. Fenwick Huss	65,000
Ross K. Ireland	20,000
William L. Marks	65,000
Balan Nair	25,000
Roy J. Nichols	65,000
James L. North	45,000
Non-employee directors of ADTRAN, including Mr. North, our director emeritus, were paid an annual fee of $25,000, plus $1,500 for each Board meeting and $1,000 for each committee meeting attended in person and $500 for each Board or committee meeting attended by telephone, plus an annual retainer of $5,000 paid to each Board committee chairperson. In January 2009, the Board approved the payment of an annual fee of $10,000 to the director serving as lead director. This annual fee is in addition to all other fees received for services as a director or as a member or chairman of a committee of the Board. Directors who are employees of ADTRAN receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.
Our non-employee directors, including our current director emeritus, are entitled to participate in our 2005 Directors Stock Option Plan (the “2005 Plan”), which our stockholders approved at the 2005 annual meeting of stockholders on May 18, 2005. As of December 31, 2009, there were a total of 400,000 shares reserved for issuance under the 2005 Plan, of which 150,000 shares were subject to outstanding options and 250,000 shares were available for future option awards. The 2005 Plan provides for automatic grants of nonqualified stock options to directors who are not otherwise employees of ADTRAN. As of December 31, 2009, there were five directors and one director emeritus eligible to participate in the 2005 Plan. The 2005 Plan is administered by the Compensation Committee. Subject to the terms of the 2005 Plan, the Compensation Committee has the authority to determine the terms and provisions of the option agreements, to interpret the provisions of the 2005 Plan, to prescribe, amend and rescind any rules and regulations relating to the 2005 Plan, and to make all determinations necessary or advisable for the administration of the 2005 Plan.

Under the terms of the 2005 Plan, an eligible director is granted a nonqualified stock option to purchase 10,000 shares of common stock upon that director’s initial election to the Board, and receives an additional nonqualified stock option to purchase 5,000 shares of common stock as of December 31 of each subsequent calendar year in which the director is still serving as an eligible director. The options granted under the 2005 Plan have a term of ten years, and the exercise price of the options is the fair market value of our common stock on the date of grant. The fair market value of our common stock under the 2005 Plan is the closing price of a share of common stock on NASDAQ on the date of grant. The exercise price may be paid in cash, shares of common stock held for at least six months, or both, or by broker-assisted cashless exercise. The options generally vest on the first anniversary of the grant date; however, all non-vested options previously granted to an eligible director immediately vest upon that director becoming “disabled,” upon the director’s death or upon a “change of control” of ADTRAN.
Under the 2005 Plan, “disability” means the total and permanent disability of an individual as determined by the Compensation Committee in its sole discretion. “Change of control” is defined as: (1) the acquisition of more than 50% of our common stock except for any acquisition by us or our subsidiaries, or any acquisition by any of our or our subsidiaries’ employee benefit plans; or (2) any disposition of all or substantially all of our assets or the assets of any of our subsidiaries. Generally, unexercised options terminate three months after an optionee ceases serving as a director (or the expiration date of the option, if earlier). However, the post-service exercise period is extended to a year after termination due to disability. Unexercised options terminate immediately if the director is terminated for “cause” prior to a change in control. Under the 2005 Plan, “cause” is defined as an act or acts by an individual involving personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the use for profit or disclosure to unauthorized persons of our confidential information or trade secrets, the breach of any contract with us, the unlawful trading in our securities or the securities of another corporation based on information gained as a result of the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations, any of which acts cause us liability or loss, as determined by the Compensation Committee in its sole discretion. In addition, if a director dies during service, or during a period following termination of service when his options have not yet terminated as provided above, the director’s beneficiary can exercise the options for up to one year after the date of the director’s death (or the expiration of the option, if earlier).
No options may be granted under the 2005 Plan after May 18, 2015, ten years after its date of adoption. The 2005 Plan will terminate on the later of (1) the complete exercise or lapse of the last outstanding option granted under the 2005 Plan or (2) the last date upon which options may be granted under the 2005 Plan, subject to its earlier termination by the Board at any time. Because the 2005 Plan is being amended and restated, and as such, is the 2010 Directors Stock Plan described below and at Proposal 2, these limits will change.
On December 31, 2009, in accordance with the terms of the 2005 Plan, options exercisable for 5,000 shares of common stock were granted to each of Messrs. Ireland, Marks, Nair, Nichols and North and Dr. Huss.
In 2009, the Compensation Committee and senior management undertook a review of director compensation and retained the compensation consulting firm of Towers Perrin to provide compensation information analysis with respect to the telecom industry and to our peer companies within the industry and recommendations with respect to possible changes in compensation for directors. As a result of this review, the Compensation Committee determined that compensation levels for non-employee directors were not competitive within the industry or among our peers and that the Board should consider increasing this compensation in years after 2009. Also as a result of this review, at its January 19, 2010 meeting, the Compensation Committee recommended to the Board a stock plan for non-employee directors (and non-employee directors emeritus serving as advisers) in the form of an amended and restated version of the 2005 Plan, to be known as the 2010 Directors Stock Plan (the “2010 Directors Plan”).
The 2010 Directors Plan provides for a change from automatic initial and annual grants of a fixed number of nonqualified stock options to automatic initial and annual equity grants (nonqualified stock options, restricted stock, or restricted stock units) with a fixed dollar value determined by reference to a percentage of the director’s total remuneration. The annual equity grant will have a value equal to 50% of the director’s total remuneration for the calendar year (which includes the award under the 2010 Directors Plan and excludes any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $120,000. Upon initially joining the Board, a new director will receive an initial award equal to 50% of the value of the annual grant (detailed above) that was granted in the calendar year prior to the calendar year in which the new director joins the Board, or a lesser amount as determined in the discretion of our Board. A new director will also be entitled to receive an annual award for the year in which he is initially elected. Grants under the 2010 Directors Plan will be in the form of restricted stock unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of restricted stock units or nonqualified stock options.
The 2010 Directors Plan also provides for an increase in authorized shares from 400,000 to 500,000. In connection with the restatement of the 2005 Director Stock Option Plan to the 2010 Directors Stock Plan, we amended our other equity incentive plan for employees, the 2006 Employee Stock Incentive Plan, to reduce the number of shares authorized for all awards other than options from 5,000,000 to 3,000,000. The term of the 2010 Directors Plan will be extended for 10 years such that awards may be granted under it until January 19, 2020.

At its meeting on January 19, 2010, the Board adopted, subject to stockholder approval, the 2010 Directors Plan, which materially amended and restated the 2005 Plan, effective January 1, 2010. The 2010 Directors Plan is the subject of Proposal 2 in this proxy statement and its material terms are described in “Proposal 2 — Approval of the ADTRAN, Inc. 2010 Directors Stock Plan.” A copy of the 2010 Directors Plan is attached as Appendix A.
EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2009, which include the following:
•	ADTRAN, Inc. Amended and Restated 1996 Employees Incentive Stock Option Plan, as amended;
•	ADTRAN, Inc. 2006 Employee Stock Incentive Plan;
•	ADTRAN, Inc. 2005 Directors Stock Option Plan; and
•	ADTRAN, Inc. Amended and Restated 1995 Directors Stock Option Plan, as amended.
Each of these plans has been approved by our stockholders.

(c) Number of Securities
	(a) Number of		Remaining Available
	Securities to be Issued	(b) Weighted Average	for Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders	6,916,224	$20.42	9,672,312

Equity Compensation Plans Not Approved by Stockholders	—	—	—

TOTAL	6,916,224	$20.42	9,672,312

As of December 31, 2009, the shares remaining available for future issuance under equity compensation plans includes 4,947,800 shares which may be used for authorized awards other than stock options. The number of shares remaining available for authorized awards other than stock options under all stock plans will be reduced to 3,297,800 shares effective with the ratification of the plan amendments adopted by the Board and described herein at “Proposal 2 — Approval of the ADTRAN, Inc. 2010 Directors Stock Plan.” The number of shares remaining available for future issuance under the 2005 Plan was 250,000 shares as of December 31, 2009.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
James L. North, a partner in the law firm of James L. North & Associates, is our director emeritus and as of December 31, 2009, beneficially owned 106,000 shares of our common stock. We paid James L. North & Associates fees of $100,000 for legal services rendered to us during 2009. All bills for services provided by James L. North & Associates are reviewed and approved by our Chief Financial Officer. We believe that the fees for these services are reasonable and comparable to those charged by other firms for services rendered to us.
Policies and Procedures For Review and Approval of Related Person Transactions
We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of ADTRAN, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which ADTRAN participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of ADTRAN. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available on our website at www.adtran.com under the links “Investor Relations — Corporate Governance — ADTRAN Code of Business Conduct and Ethics.”
In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to ADTRAN that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that during the fiscal year ended December 31, 2009, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except for one Form 4 for each of our executive officers, Michael K. Foliano, Robert A. Fredrickson, Steven P. Locke, James E. Matthews, Raymond R. Schansman, Kevin W. Schneider, Thomas R. Stanton, and James Denson Wilson, Jr., regarding stock options granted on November 7, 2009 that were inadvertently reported late on November 24, 2009.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of ADTRAN’s financial reporting. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.adtran.com.
The Audit Committee held twelve meetings during the fiscal year ended December 31, 2009. Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended each meeting. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2009 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2009. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under Statement on Auditing Standards No. 61 and No. 90 (Codification of Statements on Auditing Standards, AU § 380), as amended or superseded.
In addition to the review of annual and interim financial statements, the Audit Committee continued its focus on functions and risks which could adversely impact ADTRAN’s financial position. Audit Committee meetings included overviews of the status of testing of key internal controls over financial reporting. The Audit Committee has actively reviewed management’s assessment of the effectiveness of ADTRAN’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2009.
The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communication of PricewaterhouseCoopers LLP with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2009 and determined to engage PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2010.
Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

H. Fenwick Huss, Chairman
Ross K. Ireland
William L. Marks
Balan Nair
Roy J. Nichols

PROPOSAL 2 — APPROVAL OF THE ADTRAN, INC. 2010 DIRECTORS STOCK PLAN
Introduction
Our stockholders are being asked to consider and vote on this proposal to approve the amendment and restatement of the ADTRAN, Inc. 2005 Directors Stock Option Plan (the “2005 Plan”), as renamed the 2010 Directors Stock Plan (the “2010 Directors Plan”). Our Board of Directors (the “Board”) adopted the amendment and restatement of the 2005 Plan on January 19, 2010, subject to the approval of our stockholders.
The 2005 Plan originally provided automatic grants of a fixed number of stock options to each non-employee director (“Director”) at his or her time of initial election to the Board and each calendar year thereafter. Based on recommendations of our compensation consultants at Towers Perrin, we propose with the amendment and restatement to modify these automatic grants from a fixed number of nonqualified stock options to equity grants (nonqualified stock options, restricted stock or restricted stock units) having a fixed dollar value determined by reference to a percentage of the Directors’ total remuneration. We also propose to allow a newly-elected Director to receive both an initial grant and an annual grant in the same calendar year (the 2005 Plan delays the annual grant until the calendar year after election to the Board).
Annual Grant — The annual equity grant will have a value equal to 50% of the Directors’ total remuneration for the calendar year (which includes the award under the 2010 Directors Plan and excludes any compensation for serving as a committee chair or lead director or any additional meeting fees) or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $120,000.
Initial Grant — Upon initially joining the Board, a new Director will receive an initial award equal to 50% of the value of the annual grant (detailed above) that was granted in the calendar year prior to the calendar year in which the new Director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant awarded to non-employee Directors in the year of a new Director’s election.
Grants under the 2010 Directors Plan will be in the form of restricted stock, unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of restricted stock units or nonqualified stock options.
All awards will continue to vest over a one-year period as provided under the 2005 Plan, except that the 2010 Directors Plan permits a Director’s award agreement to provide for a different vesting schedule as approved by the Compensation Committee.
Other material changes to the 2005 Plan include allowing the Compensation Committee the discretion to extend the exercise period of outstanding stock options to the extent permitted by Section 409A of the Internal Revenue Code (which generally can not exceed 10 years) and modifying the definition of “change of control” to be consistent with the ADTRAN, Inc. 2006 Employee Stock Incentive Plan. The new change of control definition includes a sale of 50% or more of stock (it previously required more than 50%), a reorganization, merger or consolidation resulting in a 50% or more change in ownership of stock (it previously did not contain a specific provision) and a change of a majority of board members (board changes did not previously trigger a change of control).
The shareholders’ approval of the 2010 Directors Plan will cause the term of that plan to be extended for 10 years. This means that awards may be granted under the 2010 Directors Plan until January 19, 2020. In addition, the number of authorized shares available for awards under the 2010 Directors Plan will be increased from 400,000 to 500,000 shares. Note that, in conjunction with the restatement, we amended our other equity incentive plan for employees, the ADTRAN, Inc. 2006 Employee Stock Incentive Plan, to reduce the number of shares available for awards other than options from 5,000,000 to 3,300,000 shares.
The Board of Directors has approved and unanimously recommends that the stockholders vote “FOR” the proposal to approve the 2010 Directors Plan. If approved by our stockholders, the 2010 Directors Plan will be effective as of January 1, 2010.
Purpose
The purpose of the 2010 Directors Plan is to: (a) provide incentive to our Directors to stimulate their efforts toward our continued success and to operate and manage our business in a manner that will provide for our long term growth and profitability; (b) encourage stock ownership by Directors by providing them with a means to acquire a proprietary interest in ADTRAN by acquiring shares of our common stock; and (c) provide a means of attracting, retaining and rewarding highly qualified Directors.

The following description of the 2010 Directors Plan is qualified in its entirety by reference to the applicable provisions of the 2010 Directors Plan, which is attached as Appendix A, and agreements related thereto.
Stock Subject to Awards
The capital stock subject to the options and other equity awards of the 2010 Directors Plan is our common stock, $0.01 par value per share. Subject to adjustment in accordance with its terms, the 2005 Plan authorized up to 400,000 shares of common stock, in the aggregate, for purchase upon the exercise of nonqualified stock options granted under the 2005 Plan. The number of authorized shares available for all awards (including nonqualified stock options) under the 2010 Directors Plan is increased to 500,000 shares. The shares of common stock allocable to awards granted under the 2005 Plan that have been forfeited, canceled, expired or terminated without becoming exercised may again become subject to awards under the 2010 Directors Plan.
Types of Awards
As amended and restated, the 2010 Directors Plan expands the types of awards that may be made to Directors to include restricted stock and restricted stock units, in addition to the nonqualified stock options permitted under the 2005 Plan. Each option granted to a Director entitles him to purchase one share of our common stock. Each share of restricted stock granted to a Director will entitle him to receive immediate issuance of one share of our common stock, subject to certain vesting conditions and restrictions described in more detail below under the heading “Terms of Awards.” Each share of restricted stock unit granted to a Director will entitle him to receive one share of our common stock when the award vests. The purchase of our common stock pursuant to an option, the vesting of common stock attributable to restricted stock, and the receipt of common stock upon the vesting of restricted stock units is subject to the terms, conditions and restrictions described in more detail below under the heading “Terms of Awards,” including vesting. The default form of awards under the 2010 Directors Plan will be restricted stock unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of restricted stock units or nonqualified stock options.
Administration
The 2010 Directors Plan will be administered by an administrator, consisting of our Board or its designee. The Board has designated the Compensation Committee to serve as the administrator of the 2010 Directors Plan. Among other powers and duties, the Compensation Committee has the authority to interpret the 2010 Directors Plan and to make all other determinations necessary or advisable for the proper administration of the 2010 Directors Plan.
Eligibility and Grants of Awards
The individuals eligible to receive awards under the 2010 Directors Plan shall be solely those individuals who are Directors, including a Director emeritus providing advisory services, and who are not employees of ADTRAN or any parent or subsidiary corporation of ADTRAN. Under the terms of the 2005 Plan, newly elected Directors of ADTRAN received grants of nonqualified stock options to purchase 10,000 shares of our common stock. In addition, each December 31 (other than the calendar year of election to the Board) continuing Directors received grants of stock options to purchase 5,000 shares of our common stock.
The 2010 Directors Plan changes the automatic initial and annual grants from a fixed number of nonqualified stock options to equity grants (nonqualified stock options, restricted stock or restricted stock units) having a fixed dollar value determined by reference to a percentage of the Directors’ total remuneration. The annual equity grant will have a value equal to 50% of the Directors’ total remuneration for the calendar year (which includes the award under the 2010 Directors Plan and excludes any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $120,000. In addition, upon initially joining the Board, a new Director will receive an initial award equal to 50% of the value of the annual grant (detailed above) that was granted in the calendar year prior to the calendar year in which the new Director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant. Grants under the 2010 Directors Plan will be in the form of restricted stock, unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of restricted stock units or nonqualified stock options.

As of January 1, 2010, there were five non-employee directors and one non-employee director emeritus of ADTRAN, all of whom would be eligible to participate in the 2005 Plan. As of the date of this proxy statement, we have granted 160,000 nonqualified stock options under the 2005 Plan, but have not yet granted any other awards under the 2010 Directors Plan. At this time, we anticipate that 16,000 shares of restricted stock will be granted on December 31, 2010 as annual grants under the 2010 Directors Plan and that no initial grants will be made in 2010. As of March 17, 2010, the closing price of a share of our common stock was $26.08. The following table shows the restricted stock that would have been received by eligible Directors under the 2010 Directors Plan if the 2010 Directors Plan were in effect for our fiscal year 2009:
NEW PLAN BENEFITS
ADTRAN, INC. 2010 DIRECTORS STOCK PLAN

Name and Position	Dollar Value ($) (1)	Number of Shares of Restricted Stock
Non-Employee Directors	$348,168	13,350
Non-Employee Director Emeritus	$69,112	2,650

(1)	Dollar Value is based on $26.08 per share, the closing price of our common stock on March 17, 2010.
Terms of Awards
Award Agreement. Each award will be evidenced by an award agreement between ADTRAN and the Director. Unlike the 2005 Plan, the forms of award agreement will not be included as an attachment to the 2010 Directors Plan. This will allow the forms to be updated as needed for legal, regulatory or other changes without the need to amend the 2010 Directors Plan to do so. It will also permit the Compensation Committee to vary the terms of awards by Director, if the Compensation Committee should determine to do so.
Vesting and Exercisability. Options granted under the 2005 Plan became exercisable (i.e., vested) in full on the first anniversary of the grant date. Awards granted under the 2010 Directors Plan (whether in the form of restricted stock, nonqualified stock options or restricted stock units) will vest in full on the first anniversary of the grant date in the same manner as under the 2005 Plan, except that this vesting may be varied by the Compensation Committee in the Director’s award agreement. Awards continue to vest earlier if there is a change of control of ADTRAN or if the Director terminates service due to death or disability.
The 2010 Directors Plan modifies the definition of change of control to be consistent with the ADTRAN, Inc. 2006 Employee Stock Incentive Plan. The definition now includes a sale of 50% or more of stock (it previously required more than 50%), a reorganization, merger or consolidation resulting in a 50% or more change in ownership of stock (it previously did not contain a specific provision) or a change in a majority of our Board members without approval from the majority of our Board members (Board member changes did not previously trigger a change of control).
Dividend Credits for Restricted Stock or Restricted Stock Units. Under the 2010 Directors Plan, any cash dividends paid on common stock underlying a Director’s restricted stock or restricted stock units (and investment gain or loss as if the cash dividends were reinvested in whole shares of our common stock) prior to the date such award vests will be paid to the Director when his award vests in the form of whole shares of common stock, plus any remaining cash.
Term of Options. The term of any nonqualified stock option will be ten years from the date of grant. The Compensation Committee is being given the discretion under the 2010 Directors Plan to extend this exercise period for outstanding options to the extent permitted by Section 409A of the Internal Revenue Code.
Option Exercise Price. The purchase price of the common stock underlying each nonqualified stock option granted under the 2010 Directors Plan will be 100% of the fair market value of the common stock on the date the option is granted. There is no purchase price for an award of restricted stock or restricted stock units.
Payment on Exercise of Options/Settlement of Restricted Stock or Restricted Stock Units. Upon exercise of a nonqualified stock option, a Director will have to pay for the common stock subject to the exercise. Payment may be made in cash, by surrender of shares of ADTRAN common stock, or by a combination of cash and surrender of shares. Directors will not have to pay a price to receive common stock issued in settlement of a vested award of restricted stock or restricted stock units.
No Cashouts or Repricings. Except in connection with a corporate transaction, the terms of outstanding awards may not be amended to reduce the exercise price of or cash out outstanding nonqualified stock options.
Effect of Termination of Service.
Restricted Stock and Restricted Stock Units: If an individual ceases to be a Director, his rights with regard to all non-vested restricted stock and restricted stock units granted under the 2010 Directors Plan cease immediately.
Options: If a Director’s service with ADTRAN is terminated for cause, all nonqualified stock options will terminate immediately. Upon termination of a Director’s service due to disability, the nonqualified stock options may be exercised for one year. Upon termination of a Director’s service other than due to death, disability or cause, the nonqualified stock options may be exercised for three months. In addition, if a Director dies while his nonqualified stock options remain exercisable, his beneficiary (as determined under the 2010 Directors Plan) may exercise the options for up to one year after the date of death. However, in no case will any option remain exercisable beyond its term.

Transfers. A Director may not transfer or assign his awards except on his death to his “beneficiary” (as determined under the 2010 Directors Plan) and, after the Director’s death and his beneficiary’s death, by will or by the laws of descent and distribution. Options are exercisable during the Director’s life only by him (unless he is incapacitated and unable to exercise options). Upon the death of the Director, any unexercised options will be exercisable by his beneficiary. Certificates for common stock issued with respect to awards under the 2010 Directors Plan will continue to include such legends referring to any applicable restrictions on resale as ADTRAN, in its discretion, deems appropriate.
Amendment and Termination
Our Board may amend or terminate the 2010 Directors Plan at any time. In addition, amendments, such as the proposed restatement, must be approved by stockholders if such approval is necessary under applicable laws or applicable NASDAQ rules and regulations. Currently, applicable laws and regulations would require stockholder approval for any amendment that (i) increases the number of shares available for issuance under the 2005 Plan, (ii) materially modifies the provisions regarding who is eligible for options under the 2005 Plan, or (iii) otherwise materially amends the 2005 Plan.
The 2010 Directors Plan requires stockholder approval to become effective.
Adjustments
In the event of any increase or decrease in the number of shares of common stock outstanding effected without receipt of consideration by ADTRAN, the Compensation Committee will make a proportionate adjustment to the number of shares subject to awards granted under the 2010 Directors Plan, to the exercise price of any nonqualified stock options granted under the 2010 Directors Plan, and to the number of shares remaining available for the granting of awards.
Additionally, in the event of a merger, consolidation, or other reorganization of ADTRAN that does not constitute a “change of control” (under the terms of the 2010 Directors Plan), and if the agreement memorializing such reorganization so provides, any outstanding award shall pertain to and apply, with appropriate adjustment as determined by the Compensation Committee, to the securities of the resulting corporation to which a holder of the number of shares of the common stock subject to such award would have been entitled. If such agreement does not so provide: (a) any or all options shall become immediately nonforfeitable and fully exercisable or vested (to the extent permitted under federal or state securities laws) and are to be terminated after giving at least 30 days’ notice to the affected Directors and (b) any or all unvested awards of restricted stock or restricted stock units shall become immediately fully vested, nonforfeitable and/or payable.
Federal Income Tax Consequences
The following is a brief general description of the tax consequences that apply to the receipt of stock options, restricted stock and restricted stock units under the Internal Revenue Code:
Nonqualified Stock Options. Neither ADTRAN nor the Director has income tax consequences from the issuance of nonqualified stock options. Generally, in the tax year when a Director exercises options, the Director recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. We generally will have a deduction in the same amount as the ordinary income recognized by the Director in our tax year in which his tax year (of exercise) ends.
If a Director exercises an option by paying the option price with previously acquired common stock, the Director will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the option exercised) is considered to have been exchanged in accordance with Section 1036 of the Internal Revenue Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the Director will recognize income on those new shares equal to their fair market value less any non-stock consideration tendered. The new shares equal to the number of the older shares tendered will receive the same basis the Director had in the older shares and his holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the Director by exercise, increased by any non-stock consideration tendered. Their holding period will commence upon the exercise of the option.

Restricted Stock. A Director holding restricted stock will not recognize income at the time of the award, unless he specifically makes an election to do so under Section 83(b) of the Internal Revenue Code within thirty days after such award. Unless the Director has made such an election, he will realize ordinary income in an amount equal to the fair market value of the shares on the date the restrictions on the shares lapse, reduced by the amount, if any, he paid for such stock. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the Director recognizes income. Upon the otherwise taxable disposition of the shares awarded after ordinary income has been recognized, the Director will realize a capital gain or loss (which will be long term or short term depending upon how long the shares are held after the restrictions lapse). Unless the Compensation Committee or the Board places additional restrictions on the awards, the restrictions would lapse and the award would be taxable when the restricted stock has become fully vested.
If the Director made a timely election under Section 83(b) of the Internal Revenue Code, he will recognize ordinary income for the taxable year in which an award of restricted stock is received in an amount equal to the fair market value of all shares of restricted stock to which the election applies (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, if such an election was made, the Director will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the Director at the time of his or her election.
Restricted Stock Units. A Director holding restricted stock units generally will not recognize income at the time of the award. Upon settlement of a restricted stock unit, a Director will realize ordinary income in an amount equal to the fair market value of the shares distributed. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the Director recognizes income. When the Director later disposes of his shares, the difference between the amount realized on sale and the amount recognized by the Director upon settlement of the restricted stock unit will be a capital gain or loss (which will be long term or short term depending upon how long the shares are held by the Director).

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.
The Audit Committee of the Board of Directors and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit and Non-Audit Fees
Aggregate fees and expenses for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the fiscal years ended December 31, 2009 and 2008 are set forth below. The aggregate fees and expenses included in the Audit category are fees and expenses billed for the fiscal years for the integrated audit of our annual financial statements and review of our interim financial statements and statutory and regulatory filings. The aggregate fees and expenses included in each of the other categories are fees and expenses billed in the fiscal years.

	Fiscal Year 2009	Fiscal Year 2008

Audit Fees	$813,284	$775,308
Audit-Related Fees	40,443	40,821
Tax Fees	12,400	70,453
All Other Fees	—	—

Total	$866,127	$886,582

Audit Fees for the fiscal years ended December 31, 2009 and 2008 were for professional services rendered for the integrated audits of our annual consolidated financial statements and of our internal control over financial reporting and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as the statutory audit of the financial statements of a foreign subsidiary.
Audit-Related Fees as of the fiscal years ended December 31, 2009 and 2008 were for services associated with the audit of our 401(k) plan and various consultations related to accounting matters.
Tax Fees as of the fiscal years ended December 31, 2009 and 2008 were for services related to tax compliance and preparation of international tax returns.
All Other Fees. There were no fees in this category for the fiscal years ended December 31, 2009 and 2008.
We did not rely on the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X for the authorization of any of the services described above.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy: (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (2) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (3) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of services that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list of services as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of the generally pre-approved services. For fiscal year 2009, that limit was set at $50,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.
Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.
STOCKHOLDERS’ PROPOSALS FOR 2011 ANNUAL MEETING
Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2011 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Huntsville, Alabama, on or before November 23, 2010 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing, must comply with Rule 14a-8 under the Exchange Act and must set forth (1) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (2) the name and address, as they appear on our books, of the stockholder submitting the proposal, (3) the class and number of shares that are beneficially owned by such stockholder, (4) the dates on which the stockholder acquired the shares, (5) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (6) any material interest of the stockholder in the proposal, (7) a statement in support of the proposal and (8) any other information required by the rules and regulations of the SEC. Stockholder nominations must comply with the procedures set forth above under “Nomination of Directors.”
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies on the enclosed form of proxy card intend to vote the shares represented by all valid proxies in accordance with their judgment of what is in the best interest of ADTRAN.

By Order of the Board of Directors,

Thomas R. Stanton Chairman of the Board
Huntsville, Alabama
April 5, 2010

Our 2009 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

ADTRAN INC
ATTN: BRIAN OVERSTREET
901 EXPLORER BOULEVARD
HUNTSVILLE, AL 35806-2807
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
	M20712-P87607	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADTRAN INC		For All			Withhold All			For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			☐			☐		☐
1.	Election of Directors
Nominees:
01) Thomas R. Stanton 05) James E. Matthews
02) H. Fenwick Huss 06) Balan Nair
03) Ross K. Ireland 07) Roy J. Nichols
04) William L. Marks

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:										For	Against	Abstain

2.								The adoption of the 2010 Directors Stock Plan.		☐	☐	☐

3.								Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2010.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments,
please check this box and write them on the back where indicated.							☐
				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date						Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF ADTRAN, INC.
MAY 5, 2010
Please contact Investor Relations at 256-963-8220 for additional information and directions if you wish to attend the meeting and vote in person.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement for the 2010 Annual Meeting of Stockholders and the
2009 Annual Report are available at www.proxyvote.com.

M20713-P87607

ADTRAN INC
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints Thomas R. Stanton and James E. Matthews, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of ADTRAN, to be held at the headquarters of ADTRAN, 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 5, 2010, at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated on the reverse side thereof.
This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to James E. Matthews, Secretary of ADTRAN, by executing and delivering to Mr. Matthews a duly executed proxy card bearing a later date, by subsequently voting by telephone or Internet, or by appearing at the Annual Meeting and voting in person.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side